Exhibit 99.1

For release: August 5, 2010

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020

NHC Reports a 5.3% Increase in Net Income Available to Common Stockholders

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE Amex: NHC;  NYSE Amex: NHC.PRA), a publicly traded long-term healthcare company, today announced net income available to common stockholders for the quarter ended June 30, 2010 of $9,682,000 compared to $9,199,000 for the quarter ended June 30, 2009, an increase of 5.3%.

Revenues for the three months ended June 30, 2010 totaled $175,635,000 compared to $167,647,000 for the same three months of 2009, an increase of 4.8%.  Net income was $.70 per common share basic for the quarter ended June 30, 2010 compared to $.67 per common share basic for the quarter ended June 30, 2009.

Highlights of the quarter include the addition of four homecare programs.  Excluding the results of the new homecare programs and the newly constructed healthcare facilities, results for the three month period ended June 30, 2010 compared to the same period in 2009 reflect a 3.3% increase in net revenues and a 13.1% increase in net income available to common stockholders.

About NHC

NHC affiliates operate for themselves and third parties 77 long-term health care centers with 9,742 beds.  NHC affiliates also operate 36 homecare programs, seven independent living centers and 16 assisted living communities.  NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.NHCcare.com.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

NHC Reports Second Quarter Earnings

Condensed Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
Revenues:	2010	2009	2010	2009
Net patient revenues	$ 162,848	$ 155,849	$ 320,809	$ 308,916
Other revenues	12,787	11,798	26,863	23,420
Net revenues	175,635	167,647	347,672	332,336

Costs and Expenses:
Salaries, wages and benefits	97,680	91,875	193,756	182,601
Other operating	48,358	47,421	97,361	95,389
Rent	8,170	8,064	16,348	16,032
Depreciation and amortization	6,663	6,287	13,090	12,530
Interest	146	188	260	395
Total costs and expenses	161,017	153,835	320,815	306,947

Income Before Non-Operating Income	14,618	13,812	26,857	25,389
Non-Operating Income	4,959	4,389	9,534	8,369

Income Before Income Taxes	19,577	18,201	36,391	33,758
Income Tax Provision	(7,727)	(6,834)	(14,134)	(13,207)

Net Income	11,850	11,367	22,257	20,551

Dividends to Preferred Shareholders	(2,168)	(2,168)	(4,336)	(4,336)

Net income available to common shareholders	$ 9,682	$ 9,199	$ 17,921	$ 16,215

Earnings Per Common Share:
Basic	$ 0.70	$ 0.67	$ 1.30	$ 1.21
Diluted	$ 0.70	$ 0.67	$ 1.30	$ 1.20

Weighted average common shares outstanding
Basic	13,746,482	13,658,141	13,734,095	13,444,679
Diluted	13,747,450	13,675,285	13,736,395	13,466,047

Balance Sheet Data
(in thousands)	June 30	Dec. 31
	2010	2009
Cash and marketable securities	$ 219,736	$ 226,586
Current assets	300,280	300,652
Total assets	801,223	788,532
Current liabilities	209,477	212,485
Long-term obligations	33,311	32,633
Deferred lease credit	1,817	2,423
Deferred revenue	16,831	15,212
Stockholders' equity	539,787	525,779

NHC Reports Second Quarter Earnings

Selected Operating Statistics

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
Per Diems:
Medicare	$ 381.11	$ 381.27	$ 379.71	$ 380.49
Medicaid	155.55	151.87	155.48	151.01
Private Pay and Other	233.44	226.10	233.35	225.22

Patient Days:
Medicare	111,894	105,130	222,208	210,982
Medicaid	276,106	276,145	546,908	544,916
Private Pay and Other	167,929	169,258	333,011	337,193
	555,929	550,533	1,102,127	1,093,091

Average Per Diem	$ 224.48	$ 218.49	$ 224.22	$ 218.34